EXH10-56

                   Optical Fiber and Preform Supply Agreement

         This Agreement is made as of November 1, 1996, between FiberCore Inc., a Nevada Corporation with its principal place of business in Sturbridge, Massachusetts and Middle East Fiber Cable Company ("MEFC") with its principle place of business in Riyadh, Saudi Arabia.

         WHEREAS, MEFC wishes to have from FCI a firm commitment to sell to it a set quantity of Optical Preforms and/or Fiber for FIVE (5) years; and

         WHEREAS, FCI wishes to supply MEFC with a firm FIVE (5) year supply of Optical Preforms and/or Fiber,

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                   Definitions



For the purposes of this Agreement:

i. FiberCore ("FCI" shall mean FiberCore Inc. and its subsidiary FiberCore Jena GmbH ("FCJ").

ii. "Optical Fiber" means a waveguide, in the form of a filament or fiber with a glass core suitable for use in communications including any coating applied concentrically around a single filament in the course of drawing a preformed glass blank into such filament. The term "waveguide" for the purpose of this definition means a dielectric transmission medium whose dimensions and boundary conditions are designed to propagate energy inside the guide structure in its lengthwise direction. The term "communications" for the purpose of this definition shall refer to the transmission of any form of information by the modulation of light waves.

iii. "Preform" means an optical blank in a rod from which optical fiber may be drawn, suitable for use in the field of optical communications.

iv.  Hereinafter, Optical Preforms and Fiber are the "Products".





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                                    ARTICLE 2

                          Sale and Purchase of Products

2.1      Purchase Commitment: Quantity Changes

MEFC shall purchase from FCI and FCI shall sell to MEFC the quantities of Products with the Product mix, as provided in Attachment A hereto subject to FCI available capacity. MEFC can, pursuant to the rolling forecasts described under
Section 2.2, increase or decrease its order of Products shown on Attachment A for any quarter during the first two years by not more than ten percent (10%) and during years three through five by not more than 25%, except as may result from product mix changes under Section 2.5. The aggregate of such changes cannot exceed (either as a reduction or an addition) ten percent of the total ordered under Attachment A for the first two years of this Agreement or twenty five percent for the last three years of this Agreement, except as may result from product mix changes under Section 2.5. FCI will only accept quantity increases under this section only to the extent that FCI has sufficient uncommitted production capacity to meet such increases.

2.2      Annual and Quarterly Rolling Forecasts

During the term of this agreement, on October 1 of each year, MEFC will provide FCI with a monthly projection of MEFC's requirements for the following calendar year. On the 10th day of the month preceding each calendar quarter (i.e. December 10, March 10, June 10 and September 10) MEFC will provide FCI with an updated forecast by month for the following quarter. However, such forecast cannot vary in quantity beyond the permitted percentages under Section 2.1. Also, the product mix for the first month in each such forecast shall be the product mix FCI ships to MEFC during such first month, except that if such product differs from Attachment A, the provisions of Section 2.6 shall govern the applicable product mix for such first month.

2.3      Subsequent Year Increases

In addition to any changes under Section 2.1, if requests in writing between FCI and MEFC that FCI increase the total quantities (with or without changing the product mix) contained in Attachment A, FCI and MEFC shall negotiate in good faith in order to try to reach an agreement regarding the amount of such increase and the prices for such increased amount. However, any such negotiation shall be subject to the amount of product, if any FCI then has available for sale in addition to quantities in Attachment A. These revised quarterly and yearly amounts would then replace the quarterly and yearly amounts on Attachment A and in Section 3.2.

2.4      Technical Specifications

The specifications for the Products sold hereunder are attached hereto as attachment B. As new Products are added to this Agreement under Section 2.3 or 2.6, the specifications for such new


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Products will be agreed to by the parties and included on Attachment B.


2.5      Product Mix

MEFC may request in any three month forecast under Section 2.2 that FCI alter the Attachment A mixture of the Products for the third month of such forecast. If in FCI's opinion its production rate to produce the requested amount of the type of Products to which MEFC wants to change is measurably less than the production rate to produce the same amount of the type of Products contained in Attachment A, then FCI will permit MEFC to order product in an amount decreased as FCI deems appropriate to reflect the lower production rate. Conversely, if the production rate of product is measurably higher, FCI will permit the product mix change hereunder if MEFC agrees to take product in an amount in an amount increased as FCI deems appropriate to reflect the higher production rate.

If MEFC accepts FCI's volume change, if any, pursuant to the preceding paragraph, and if FCI and MEFC agree on the appropriate price change and any required delivery change resulting from such product mix change, FCI will only withhold its consent to any such product mix change request if by agreeing to any such request it would either have to renegotiate a supply agreement with another customer or it would (in its sole opinion) have to alter unreasonably its own production schedule. If FCI grants any volume change request hereunder, this will not serve as a precedent for any future volume change request.

2.6      Most Favored Nations

FCI represents that the total price for the Preforms ordered in Attachment A for the term (as calculated at the per gram rates under Section 3.2) shall be no higher than the total term price of any other Preform supply agreement concluded by FCI (I) of the same supply time lenght as is this Agreement, (ii) of the same product mix, and in substantially the same percentages, as contained in Attachment A, (iii) for Preforms of comparable technical specifications and quantity (on a product by product basis), and (iv) which contains comparable commercial terms and conditions. If any FCI customer, which has concluded such a term agreement, makes a change under Secitons 2.1, 2.3 or 2.6, the pricing for the total amount of each product being ordered for that year including the amount resulting from the change shall be no higher than FCI at that time has concluded for the same total amount of this same type of Preform with any such customer under similar commercial terms and conditions.

FCI also represents that the FOB FCI factory per gram price of any type of Preform being ordered hereunder ("Agreement Preform") shall at the time of such order be no higher than any other FOB FCI factory Preform price of FCI Preform sold at that time ("Non Contract Preform") for delivery in the year if:

i. The delivery time of the Non Contract Preform is the same as the Agreement Preform;



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ii.  The Non Contract  Preform is of  comparable  technical  specifications  and quantity as the order of the Agreement Preform; and

iii. The Non Contact Preform is sold for comparable commercial terms-and conditions as the Agreement preform (excluding those provisions for the Agreement Preform which are unique to a long term contract).

If MEFC claims an FCI violation of this Section, MEFC and FCI shall agree on a third party, which shall be given access by FCI (after executing a nondisclosure agreement) to required FCI documents in order to decide the validity of MEFC's claim. The decision of the third party as to whether or not there has been a violation shall be in writing and shall not contain any named reference to any other FCI customer or other FCI proprietary information. Such decision, absent manifest error, shall be final. If a decision is rendered negotiations of a settlement will be initiated.

                                    ARTICLE 3
                         Prices, Penalties and Payments

3.1      Pricing Schedule

i. Pricing of single-mode fiber (SMF) and single-mode preform (SMP) shall be set annually and shall be 10% less than prices for equivalent specifications and quantity as delivered in Saudi Arabia, as quoted by suppliers in ii below. The market price shall be documented at least 90 days prior to the start of the subsequent year.

ii. Pricing for single mode fiber (SMF) or preform (SMP) shall be based on price quoted/set by Corning, AT&T, Alcatal or similar reputable international suppliers.

iii.     Prices for 1997 are as follows:
                  SM Fiber prices are $58.50
                  SM Preform prices are $1.289 per gram gross weight, without handles on unyielded basis. Multimode fiber (MMF) prices are as follows: MMF 625/125 - FDDI grade - $0.175 per meter. These prices will be subject to change based on FCI material costs.


iv. Prices per above are net on an unyielded basis. Losses due to yield are the sole responsibility of MEFC. FCI takes no responsibilities or warrants as to yield. This supersedes any prior agreement to the contrary. FCI will not be responsible for any losses due to yield incurred by MEFC and FCI is not obligated to provide any technical support for MEFC's fiber draw production.

v. Prices are to be reviewed twice a year or as market changes require. Prices for all years 1998 and beyond are for reference only. Actual contract prices will be set 90 days prior to beginning of year.


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vi.      Price discounts shall be as provided in i.above,  however,  in no event shall such discounted prices be less than FCI costs (including overheads) plus 15%.

3.2      Letters of Credit

Prior to the first day of each calendar quarter of this Agreement, MEFC shall establish with a German bank reasonably acceptable to FCI an irrevocable letter of credit for the value of the immediately following quarterly supply as set forth in Appendix A including any adjustments to the value under Article 2, in U.S. Dollars (US$) in favor of FCI/FCJ as the beneficiary under such letter of credit.


3.3      Letter of Credit Payment Terms

i. All Products sold hereunder shall be paid through draw-downs against the letters of credit within thirty (30) days after FCI presents complete shipping documents.

ii. Any Products sold hereunder in excess of the letters of credit total shall be paid within thirty (30) days after FCI's FOB shipment.

iii. If MEFC fails to accept the annual quantities as set forth in Appendix A including any adjustments to the value under Article 2 for any Agreement year, except under the applicability of Section 6.5, FCI shall be entitled to draw down 50% of the remaining value after 30 days of the end of the respective year.

iv. All letter of credit payments and direct payments to FCI, shall be settled within forty-five (45) days of the end of the respective fiscal year.

3.4      FCI Delivery Penalty

If FCI fails to deliver the annual quantities as set forth in Appendix A including any adjustments to the value under Article 2 for any Agreement year, except under the applicability of Section 6.5, FCI shall issue MEFC a credit equal to the excess the difference in cost which MEFC had to pay compared to FCI's price to purchase the shortfall from other sources. The credit shall be applicable to 25% of the value of each shipment in the subsequent year under the credit is fully used.

i.       Force Majeure as defined in 6.5 shall apply as well.

3.5      No Carry backs/Carry forwards

None of the penalties under Section 3.3c) or under Section 3.4 can be calculated by including shipments in a prior year or a subsequent year, as the case may be Shipments of the four quarterly letter of credit periods in any one Agreement year are to be totaled when calculating whether or not any penalties are due.


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                                    ARTICLE 4

                                     Supply

4.1      Delivery

The Products shall be delivered in amounts and in time periods as provided in Attachment A and Section 2.2 hereof.

4.2      Claims for Missing or Damaged Products

If it is determined by MEFC and FCI that, for reasons attributable to FCI, there is damage to or shortage in Products supplied by FCI resulting from FCI's handling of such Products after it was produced by FCI, a return authorization shall be made and signed by the parties. This signed return authorization shall serve as the basis for any claims by MEFC against FCI for FCI to give appropriate credit for such damaged or missing Products and to replace such Products. MEFC shall only receive such credit or forgiveness for the replacement Products.

                                    ARTICLE 5

                                Limited Warranty

5.1      Warranty

i. FCI warrants that at the time of its delivery Products sullied hereunder will conform to the written specifications identified in Attachment B to the Agreement.

ii. Products which do not meet the foregoing subsection (a) warranty shall be deemed defective and FCI will give an appropriate credit for such defective product to and at its expense replace such product; provided:
         (I) that all claims regarding such defective Products are made by MEFC in writing to FCI (with appropriate samples), in amounts as FCI requests of such claimed defective Products within ninety (90) days after FCI's FOB factory shipment date of such Products and, unless FCI objects to the claim within (30) days of receipt of such claim, the claim shall be deemed accepted by FCI; (ii) that the defective Products shall have been maintained by MEFC in accordance with normal operating procedures as well as any relevant FCI written standards that shall have been delivered to MEFC and that such product shall not have had any stage of processing performed on it in cabling such product, and
         (iii) that if any repair or alteration to the product has been done, this is not a cause of the Products being defective.

5.2      Limitation of Warranty


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FCI  guarantees  and warrants all Products  supplied by it under this  Agreement only to the extent set forth in this Article 5. THIS GUARANTEE CONSTITUTES THE SOLE GUARANTEE OF PRODUCTS PROVIDED BY FCI, AND IS IN LIEU OF ALL OTHER WARRANTIES (WHETHER WRITTEN, ORAL, OR IMPLIED), INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR LIABILITY FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PRODUCTS. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

FCI's liability to MEFC whether in contract or tort or under any other legal theory arising out of warranties, representations, instructions or defects from any cause shall be limited exclusively to replacing defective Products as provided in Section 5.1. FCI shall not be liable for special, consequential or indirect damage such as the loss of capital, use, substitute performance, production, profits, or claims of customers.

FCI makes no guaranty against and shall not be liable regarding any damage to Products cabled, installed, operated or maintained negligently in any manner or otherwise not due to FCI's fault. FCI shall be allowed a reasonable period to investigate any MEFC claim for defective Products, and shall be given access to relevant records and data for this purpose.

                                    ARTICLE 6

                            MISCELLANEOUS PROVISIONS

6.1      FCI's Bank Account

Unless and until changed by FCI, all payments due FCI from MEFC under this Agreement shall be made to the bank account of FiberCore Jena GmbH, at the following address:

                                    BERLINER BANK
                                    FILIALE ERFURT
                                    WEIMARISCHE STRASSE 46
                                    99099 ERFURT, GERMANY

6.2      Address

Formal communications under this Agreement, except of an ongoing technical nature, shall be in writing addressed as follows:

If to FiberCore Jena GmbH

(By mail)         FiberCore Jena GmbH
                  Goschwitzer Strasse 20


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                  D-07745 Jena-Burgau
                  GERMANY

(By fax)          49-3611-677334
                  Attn:    Lothar Brehm

If to MEFC

(By mail)         P.O. Box 60536
                  Riyadh 11555
                  Saudi Arabia

(By fax)          966-1-478 7973
                  Attn:    Hashem Al Huneidi

For ongoing technical/commercial communications:

If to FCI:        Dr. Dau Wu (Technical)

If to FCI:        Charles DeLuca (Commercial)
                  174 Charlton Road
                  P.O. Box 206
                  Sturbridge, MA 10566 USA

                  Tel.:    1 508 347-7744
                  Fax.:    1 508 347-2778

The date of such reports, payments and other notices shall be the date of mailing if sent by certified or registered mail and shall be the date of receipt if transmitted in any other manner.

6.3      Assignability

Neither party may assign any of its right or privileges hereunder without the prior written consent of the other and any attempted assignment shall be void, except to a successor in ownership of all or substantially all the assets of the assigning party's operations and upon condition that such successor shall assume the performance of all the terms and conditions of this Agreement to be performed by the assigning party.

6.4      Terminability for Default

If any payment due and payable under this Agreement continues to be past due ninety (90) days after written notice thereof from FCI to MEFC the FCI supply commitment hereunder shall become terminable at FCI's option. If there is a default of any other material provision of this Agreement and such default is not cured within ninety (90) days after written notice from the non-defaulting

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party, then the non-defaulting party may at its option terminate this Agreement;
provided that any payment obligations that have already arisen shall not be terminated. The rights granted under this paragraph shall be in addition to any other rights, claims or damages which a non-defaulting party hereto may have be law.

6.5      Force Majeure

If the performance of this Agreement or of any obligation hereunder, other than the payment of the purchase price for the Products delivered hereunder, is prevented, restricted or interfered with by reason of acts of God, civil disorders, strikes, governmental act, wars or, without limiting the foregoing, by any other cause not within the control of the party, then the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. If FCI's performance hereunder is delayed for from three (3) to six (6) months due to force majeure, MEFC may purchase Products from a third party (and shall be entitled to letter of credit reductions for such purchases).

If a party's performance hereunder is delayed for more than six (6) months due to force majeure, the other party shall be entitled to terminate this Agreement without any further liability to the defaulting party.

6.6      No Waiver

Failure of a party to this Agreement to terminate this Agreement or pursue any other remedy available to it following breach of this Agreement by the other party or failure by such other party to comply with any provision hereof shall not be deemed to constitute a waiver by such first mentioned party of any of its defenses, rights or causes of action arising form such or any future breach or noncompliance of the same or different nature.

6.7      Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Massachusetts except for conflicts of law principles.

6.8      Arbitration

Any dispute or claim arising out of or relating to this agreement, which cannot be settled between the parties within six (6) months, shall be finally settled under the "Rules of Conciliation and Arbitration" of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. Any such proceeding shall beheld in London, UK. FCI and MEFC hereby agree that process in connection therewith mailed to it at its office by registered mail, return receipt requested, shall be effective and valid to obtain jurisdiction over either.


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6.9      Entire Agreement, Headings

This Agreement, with all Attachments hereto, constitutes the entire agreement between the parties with respect to its subject matter. All prior or contemporaneous oral and written agreements, memoranda and representations (and any subsequent purchase order, purchase order confirmation, or similar document relating to sales hereunder of Products) are superseded by this Agreement. Headings used in this Agreement are only for convenience and are not to be used in the interpretation of the Agreement.

6.10     Amendments

This Agreement may be amended only by a subsequent writing signed by authorized representatives of both parties, indicating an intent to amend the Agreement.

6.11     Taxes

MEFC shall pay, or reimburse FCI, for any sales, use or similar taxes (including interest and penalties caused by MEFC) arising out of any sales of Products resulting from this Agreement; except that MEFC shall have no obligation to pay any such taxes or amounts that are based upon FCI's net income from this Agreement.

6.12     Severability

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall not be affected thereby, and the parties shall in good faith attempt to amend this Agreement to eliminate such invalidity or unenforceability.

6.13     Advertising

Each party hereto agrees not to use the name of the other party in the first party's advertising regarding Products without the second party's prior written consent.

6.14     Export Control

MEFC acknowledges that it is aware that these Products are subject to the Export Administration Regulations administered by the country of export, and that such Products require a validated export license before they can be re-exported.

6.15     Confidentiality

MEFC and FCI agree that all confidential commercial and technical information provided hereunder to the other party (which the transmitting party designates in writing as being confidential) will be kept confidential by the receiving party (using the same standard of care as the receiving party uses to protect its own similar confidential information); and shall not be sold to or disclosed in any other

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manner to any third party by the receiving  party for a period of five (5) years commencing on the date when the transmitting party delivers such information to the receiving party. The preceding sentence shall not apply to:

a. Information which at the time of disclosure hereunder is in the public domain;

b. Information which after disclosure hereunder is published or otherwise becomes part of the public domain through no fault of the receiving party but only after it is published or comes into the public domain;

c. Information which the receiving party can document through written records as having been in its possession at the time of its disclosure to the receiving party hereunder; and

d. Information which has been or may in the future be disclosed or delivered to the receiving party by any third party which does not have an obligation to the transmitting party to refrain from disclosing such information.

The obligations under this paragraph 6.15 shall survive the termination of this Agreement for any cause whatsoever.






















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The parties agree that FCI pricing information  contained herein, as well as the other provisions of this Agreement, are confidential and may not be disclosed by MEFC to any third party.

6.16     Preference for Additional Requested Supply

If MEFC decides that it needs to purchase Products for delivery in addition to the amounts it is able to purchase under this Agreement submit to FCI a request for such additional amount. If FCI determines at that time that it has adequate available capacity for such requested additional deliveries, MEFC shall have a first preference to purchase such additional Products for a price and other commercial terms and conditions negotiated at that time. However, the amount that MEFC may purchase on such preferential basis shall be proportionate to all the requests for preferential additional supplies, from customers with similar five year supply agreements, which have not been resolved at the time of a request hereunder. Such proportion shall be the total value of the applicable years older under Attachment A in this Agreement compared to such total value under all the other agreements requesting preferential additional supplies at this same time.

                                    ARTICLE 7

                                      TERM

7.1      Time Periods of Deliveries

This Agreement shall be for deliveries of Products, in quantities as provided hereunder, from January 1, 1997 through December 31, 2001.

****

The parties have caused this Agreement to be signed by their duly authorized representatives in a manner legally binding upon the parties.

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FiberCore, Inc.

Signature /s/ Charles Deluca

Date March 13, 1997

MID EAST FIBER CABLES

By General Manager

Signature                  /s/ Hashem Al-Henaidi

Date:                      March 13, 1997




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